SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 11, 2010

Spectral Capital Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-50274	510520296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Fifth Avenue, Suite 4200, Seattle, WA	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888)366-6115 formerly FUSA Capital Corporation (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 5.03     Amendments to Articles of Incorporation or Bylaws

On July 27, 2010, at the corporation's duly called annual meeting,  the shareholders of FUSA Capital Corporation approved a change to the Company's Articles of Incorporation which changed the name of the corporation to Spectral Capital Corporation and changed the corporation's authorized stock from 333,333 shares of common stock, par value $0.0001 and 5,000,000 shares of preferred stock, par value $0.0001 to 500,000,000 shares of common stock, par value $0.0001 and 5,000,000 shares of preferred stock, par value $0.0001.

On August 11, 2010, we filed a Certificate of Change pursuant to NRS 89.209 in connection with the transaction with the Nevada Secretary of State for the increase in the authorized shares and the name change.

A copy of the Certificate of Change is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

SECTION 8-Other Events

Item 8.01     Expansion of Business Model

For the past several years, FUSA Capital Corporation has been developing and maintaining its internet portals, including www.searchforvideo.com and attempting to develop and sell technology related services.  Although FUSA has derived revenue from these activities, revenue has not been sufficient to meet FUSA's on-going capital needs and the company has had to rely on proceeds from various financings.  The shareholders have approved a change in the Company's name to maximize the possibilities for the Company to expand its business. Although the Company does not have any current arrangement or specifically identified expansion plans, CEO Jenifer Osterwalder is actively pursuing new lines of business within her personal and business contacts in her field.  Ms. Osterwalder has developed a network of contacts within the field of information technology, telecommunications and mineral resources and is now actively attempting to find a partner or complimentary technology to improve FUSA's revenue prospects or expand its business, though no specific prospect has yet been identified.

Item 9.01     Financial Statements and Exhibits

Exhibit Number 3.1
Description
Certificate of Change/Amendment to the Articles of Incorporation of Spectral Capital Corporation, formerly known as FUSA Capital Corporation as filed on August 11, 2010 with the Secretary of State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectral Capital Corporation

/s/ Jenifer Osterwalder
Jenifer Osterwalder
President, Principal Executive Officer, Principal Financial Officer
Date: August 13, 2010